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                                                                      EXHIBIT 6


                    AMENDED AND RESTATED SERVICES AGREEMENT

     THIS AMENDMENT AND RESTATED SERVICES AGREEMENT (the "Agreement") dated as of April 12, 1995, by and among Easco Corporation a Maryland corporation (the "Company") and American Industrial Partners Management Company, Inc., a Delaware corporation ("AIPM").


                                   Background

     Subject to the terms and conditions of this Agreement, the Company desires to continue to retain AIPM to provide certain management services to the Company. Except as provided in Sections 2(a) and 2(c) hereof, the amendments contemplated by this Agreement shall take effect upon, and only upon, consummation of the initial public offering of Common Stock of Easco, Inc. (the "Offering") pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission. If the Offering is not consummated for any reason, the Agreement as heretofore in effect shall be reinstated, nunc pro tunc, except as provided in Sections 2(a) and 2(c).

                              Terms and Conditions

     In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. Management Services. AIPM shall provide general management, financial and other corporate advisory services to the Company. These management services shall be performed by the officers, employees or agents of AIPM as it may determine in its discretion from time to time.

     2.   Fees.

          (a) The Company shall pay to AIPM management fees (the "Management Fees") equal in the aggregate to $900,000 each fiscal year of the Company during the term of this Agreement. The Management Fee shall be payable at such times and in such amounts (in no event to exceed $900,000 in the aggregate during any fiscal year) as the Company shall determine from time to time. The Management Fee shall be as specified in this Section 2(a) whether or not the Offering is completed.

          (b)  Notwithstanding the foregoing, on the third or fourth anniversary of this Agreement, the Company may reduce the Management Fees by 50% if American Industrial Partners Capital Fund, L.P. ("AIP") then owns less than 10% but greater than or equal to 5% of the Company's outstanding Common Stock. The reduction in fees contemplated by the foregoing sentence is not cumulative, so that if a reduction is made effective on
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     the third or fourth anniversary of this Agreement, no further reduction shall be made under this paragraph thereafter.

          (c) Notwithstanding anything to the contrary contained herein, the Company shall not be required to pay any amounts owed in connection with the Management Fees if: (i) any such payment would violate, breach or otherwise constitute a default (or any event which might with the lapse of time or the giving of notice of both, constitute a default)under any of the Company's financing agreements; or (ii) AIPM instructs the Company not to pay all or any portion of the Management Fees during any fiscal year. Management Fees hereunder are expressly subordinated in right of payment to all obligations of the Company under its Credit Agreement with Bank of America, as agent, or any replacement credit agreement, and under the Company's 10% Senior Notes due 2001. This Section 2(c) shall be as specified above, whether or not the Offering is completed.

          (d) For purposes of this agreement, "fiscal year" of the Company shall mean (i) the period beginning on the date hereof and ending on December 31, 1995, and (ii) any subsequent period beginning on January 1 and ending on the earlier of (x) December 31 of the same calendar year and
     (y) the Termination Date (as defined below.)

          (e)  In addition to the Management Fees payable pursuant to this
     Section 2, the Company agrees to promptly reimburse AIPM for all out-of-pocket expenses incurred by AIPM in providing the services contemplated by this Agreement, including fees and expenses paid to consultants, subcontractors and other third parties in connection with such services.


     3. Indemnification. The Company will indemnify and hold harmless AIPM and its partners, employees, agents, representatives and affiliates (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, any claim made by any third party or otherwise, relating to or arising out of the engagement of AIPM pursuant to, and the performance by AIPM of the services contemplated by, this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The Company will not be liable under the foregoing indemnification

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provision, and an Indemnified Party shall reimburse the Company for any related payments made hereunder, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of AIPM. No Indemnified Party shall be liable to the Company for honest mistakes of judgment, or for action or inaction, taken in good faith in the performance of services under this Agreement to the extent such action would satisfy the standards for indemnification set forth in this Section 3. This Section 3 shall survive the expiration or termination of this Agreement with respect to all periods prior to such expiration or termination.

     4. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement may not be transferred or assigned by any party without the written consent of the other party.

     5. Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     6. Term. This Agreement shall become effective on the date that the Company receives the net cash proceeds of the Offering and shall, subject to the provisions of Section 7 hereof, continue through the fifth anniversary of the date hereof, unless sooner terminated pursuant to this Section 6, at which time this Agreement shall terminate, shall have no further force or effect, and shall not be binding on any party hereto, except to the extent of obligations for any period prior to termination. Notwithstanding the foregoing, the Company, by written notice to AIPM, may terminate this Agreement on and as of the third or fourth anniversary of the date hereof, or on any subsequent anniversary date of the date hereof during any renewal term, if AIP shall on such date owns less than 5% of the Company's outstanding Common Stock.

     7. Renewal. Upon the scheduled expiration of the originally scheduled five (5) year term of this Agreement pursuant to Section 6 hereof and upon the scheduled expiration of any renewal term pursuant to this Section 7, this Agreement shall be automatically renewed for an additional one-year period, unless either party hereto has delivered to the other party hereto within the 90 day period prior to such scheduled expiration written notice of termination indicating that such




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party wishes to terminate this Agreement at the then-scheduled expiration date. If such notice of termination is given (and not withdrawn), then this Agreement shall terminate on the then-scheduled expiration date.

     8. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

     IN WITNESS WHEREOF, each of the parties hereto has caused this writing to be executed as of the day and year first above written.


                                        EASCO CORPORATION

                                        By:  /s/
                                           -------------------------------

                                        Its:
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                                        AMERICAN INDUSTRIAL PARTNERS
                                        MANAGEMENT COMPANY, INC.


                                        By:  /s/
                                           -------------------------------

                                        Its:
                                            ------------------------------



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